NaturalNano, Inc.
15 Schoen Place
Pittsford, NY 14534

November 12, 2010

Longview Special Finance

150 Central Park South

New York,NY 10019

Ladies and Gentlemen:

This letter shall serve as the agreement and promise of NaturalNano, Inc. (the "Company") to pay to the order of Longview Special Finance. ("Longview"), the sum of $9,000.00 plus interest at 8 % per annum. The Company acknowledges the Company's obligations hereunder shall be secured by all other collateral that secures the various senior secured promissory notes that the Company has previously issued to Longview In the event the Company fails to repay Longview in accordance with the terms of this letter, Longview should be entitled to exercise all rights granted to it as a secured creditor pursuant to the Security

All payments under or pursuant to this Note shall be made in United States Dollars, in immediately available funds, to Longview at the address set forth above or at such other place as Longview may designate from time to time in writing to the Company or by wire transfer of funds to Longview's account, as requested by Longview. The outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable in full on January 15, 2011.

Very truly yours,

Natural Nano, Inc.

By: ______________________

Name:
Title: